Exhibit 4.3

Great-West Life & Annuity Insurance Company
A Stock Company
[8515 East Orchard Road Greenwood Village, CO 80111]

Master Group Fixed Deferred Annuity Contract (the “Group Contract”)

PLEASE READ THE CONTRACT CAREFULLY.

Great-West Life & Annuity Insurance Company (“Great-West”) agrees, subject to the terms and conditions of the Certificate, to provide benefits set forth in the Certificate while the Certificate is in force. The Certificate Owner owns the Account. The Account is not an asset of Great-West Life or the Group Contractholder.

This Group Contract is delivered in and is subject to the laws of the State of Colorado. The entire contract includes the Group Contract, Certificate, the application and any attached forms.

This Group Contract is issued to the Group Contractholder shown on the Contract Data Page. It takes effect on the Effective Date shown on the Contract Data Page.

The Group Contract has no cash value or surrender value.

The Group Contract does not pay dividends or death benefits.

Non-Participating.

Non-Assignable.

Signed for Great-West Life & Annuity Insurance Company on the issuance of this Group Contract.

/s/ Richard Schultz	/s/ Mitchell T.G. Graye
[Richard Schultz,]	[Mitchell T.G. Graye,]
[Secretary]	[President and Chief Executive Officer]

CONTRACT DATA

Group Contractholder:	[Orchard Trust Company f/b/o customers of Financial Services Providers]

Group Contractholder Address:	[8515 E. Orchard Road Greenwood Village, CO 80111]

Tax ID Number:	[00-0000]

Group Contract Number:	[123456]

Effective Date:	[November 1, 2011]

Certificate Guaranteed Withdrawal Percentage:

Age at First Withdrawal %
(Single Covered Person)*		Minimum GAW%	Maximum GAW%

[59.5-64]	10YR x [.70]	3.0%	5.6%
[65-69]	10YR	4.0%	8.0%
[70-74	10 YR x [1.10]	4.5%	8.3%
[75+]	10 YR x [1.20]	5.0%	8.5%

*	If there are Joint Covered Persons under the Certificate, age at first withdrawal is based on age of younger Covered Person and the Guaranteed Withdrawal Percentage is multiplied by [.90%]

Annual Charges:

Certificate Current Guarantee Benefit Fee:	[1.0%] of Benefit Base
Certificate Minimum Guarantee Benefit Fee:	.70% of Benefit Base
Certificate Maximum Guarantee Benefit Fee:	1.5% of Benefit Base

SECTION 1: DEFINITIONS

10 Year Treasury Yield (10YR) – The U.S. Treasury 10-Year Yield as of the end of the last Business Day of the previous week as reported by the United States Department of Treasury.

Account – A separate record maintained by Great-West in the name of each Certificate Owner which reflects his or her interest in both Covered Fund(s) and other investment options in the Investment Portfolio.

Accumulation Phase – The period of time between the Certificate Election Date and the Initial Installment Date.

Administrative Offices – [8515 East Orchard Road, Greenwood Village, CO 80111.]

Age Adjustment – For a single Covered Person, a factor based on the age of the Covered Person(s) on the Initial Installment Date that is multiplied by the 10 Year Treasury Yield to determine the GAW%. For a joint Covered Person, a factor based on the age of the younger Covered Person on the Initial Installment Date that is multiplied by the 10YR and an additional adjustment shown in Section 5.01.

Annuitant – The person upon whose life the payment of an annuity is based.

Annuity Commencement Date – The date that annuity payments begin to an Annuitant.

Applicable Tax – The amount of tax, if any, charged by a state or other governmental authority.

Beneficiary – A person or entity named by the Certificate Owner or the terms of the Investment Portfolio to receive all or a portion of the Investment Portfolio at his or her death.

Benefit Base – The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base increases dollar-for-dollar upon any Certificate Contribution and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive Covered Fund performance on the Ratchet Date and may also be adjusted on the Ratchet Date pursuant to the terms of Section 5.05. Each Covered Fund will have its own Benefit Base. A Covered Fund cannot be transferred to another Covered Fund except as otherwise provided in Section 4.02.

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Except as otherwise provided, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

Certificate – This document issued to the Certificate Owner which specifies the benefits, rights, privileges, and obligations of the Certificate Owner and Great-West under the Group Contract.

Certificate Anniversary Date – The anniversary of the Certificate Election Date, or the preceding Business Day to the extent that the Certificate Election Date is not a Business Day.

Certificate Contributions – Certificate Owner directed amounts received and allocated to the Certificate Owner’s Covered Fund(s), including but not limited to Transfers from other assets in the Investment Portfolio. If the Certificate is issued in connection with a Retirement Account, Certificate Contributions may also include rollovers as defined under Section 402 of the Code. Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Certificate Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value. If this Certificate is issued in connection with a Non-Retirement Account, and dividends are not reinvested, it will be considered an Excess Withdrawal to the extent the distribution causes total withdrawals in the year to exceed the GAW.

Certificate Election Date – The date on which the GLWB Elector elects the GLWB option in the Certificate and pursuant to the terms of the Covered Fund(s) prospectus. The Certificate Election Date shall be the date upon which the Initial Benefit Base is calculated.

Certificate Owner(s) – The person(s) named on the Certificate Data Page. The Certificate Owner(s) is entitled to exercise all of the benefits, rights and privileges under the Certificate. The Certificate Owner must be an owner of the Investment Portfolio and the Covered Person(s) must be a natural person.

Code – The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Certificate.

Covered Fund – Interests in mutual fund(s) held in the Investment Portfolio designed for the GLWB, as follows:

•	[Maxim SecureFoundationSM Balanced ETF Portfolio]

•	Any other fund approved by Great-West for the GLWB

Covered Fund Value – The aggregate value of each Covered Fund held in the Investment Portfolio.

Covered Person(s) – For purposes of the Certificate, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based. If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A Joint Covered Person must be the GLWB Elector’s Spouse and the 100% primary beneficiary under the Investment Portfolio.

Distributions – Amounts paid from a Covered Fund pursuant to the terms of the Investment Portfolio, including but not limited to partial and systematic withdrawals. For a Certificate issued in connection with a Non-Retirement Account, a Distribution includes dividends paid by the Covered Fund(s) that are not reinvested.

Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the Withdrawal Phase. The Excess Withdrawal reduces the Benefit Base, pursuant to Section 4.05 and Section 5.07. Neither the Guarantee Benefit Fee nor any other fees or charges assessed to the Covered Fund Value as directed by the Financial Services Provider and as agreed to by Great-West shall be treated as a Distribution or Excess Withdrawal for this purpose.

Financial Services Provider – An entity that offers the Investment Portfolio or a mutual fund that offers or holds the Covered Fund(s).

GLWB Elector – A Certificate Owner who is: (i) eligible to elect the GLWB; (ii) invested in Covered Fund(s) pursuant to the Covered Fund prospectus; and (iii) a Covered Person.

Great-West – Great-West Life & Annuity Insurance Company, located at the Administrative Offices.

Group Contract – This written agreement between the Group Contractholder and Great-West.

Group Contractholder – The entity with ownership rights under the Group Contract as shown on the Contract Data Page.

Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Certificate.

Guaranteed Annual Withdrawal Percentage (GAW%) – The percentage of the Benefit Base that determines the amount of the GAW. This percentage is based on the age of the Covered Person(s) at the time of the first Installment determined by calculating the 10 Year Treasury Yield multiplied by the Age Adjustment, subject to the maximum and minimum percentages described in Section 5.01. If there are two Covered Persons the percentage is based on the age of the younger Covered Person and the Joint Withdrawal Adjustment, pursuant to Section 5.01.

Guarantee Benefit Fee – The fee described in Section 8.

Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered by Certificate that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual, or annual Installments that in total over a twelve month period equal the GAW.

Initial Calculation – The calculation used to determine the GAW% on the Initial Installment Date pursuant to Section 5.01.

Initial Installment Date – The date of the first Installment under the GLWB, which must be a Business Day.

Installments – Periodic payments of the GAW made pursuant to Section 5.03.

Installment Frequency Options – The options listed in Section 5.03.

Interest Rate Reset – During the Withdrawal Phase, an increase in the current GAW if the calculation described in Section 5.06 results in a greater GAW than the current GAW on the Ratchet Date.

Investment Portfolio – An account of the Certificate Owner used to purchase the Certificate and Covered Fund(s) through a Financial Services Provider. The Investment Portfolio may be either a Retirement Account or a Non-Retirement Account, which may hold investments other than the Covered Fund(s).

Joint Withdrawal Adjustment – The Age Adjustment of the youngest Covered Person(s) multiplied by [.90].

Non-Retirement Account – An Investment Portfolio that is not intended to satisfy the requirements of Section 408 or 408A of the Code.

Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 4.04 and Section 5.05.

Ratchet Date – During the Accumulation Phase, the Ratchet Date is the anniversary of the GLWB Elector’s Certificate Election Date and each anniversary thereafter. During the Withdrawal Phase, the Ratchet Date is the Initial Installment Date and each anniversary thereafter. An Interest Rate Reset may also occur on the Ratchet Date during the Withdrawal Phase. If any anniversary is a non-Business Day, the Ratchet Date shall be the preceding Business Day for that year.

Retirement Account – An Investment Portfolio that is intended to qualify under Sections 408 or 408A of the Code.

Request – An inquiry or instruction in a form satisfactory to Great-West. A valid Request must be: (i) received by Great-West, at the Administrative Office or its authorized agent in good order and (ii) submitted in accordance with the provisions of the Certificate, or as required by Great-West. The Request is subject to any action taken by Great-West before the Request was processed.

Settlement Phase – The period when the Covered Fund Value has reduced to zero, but the Benefit Base is still positive. Installments continue under the terms of the Certificate pursuant to Section 6.03.

Spouse – A person legally married to another person under applicable Federal law.

Transfer – The transfer of all or a portion of Covered Fund Value resulting from the purchase or sale of an interest in a Covered Fund to or from: (i) another Covered Fund; or (ii) another Investment Portfolio offered by the Financial Services Provider.

Withdrawal Phase – The period of time between the Initial Installment Date and the first day of the Settlement Phase.

SECTION 2: OWNERSHIP PROVISIONS

2.01 OWNERSHIP OF THE CONTRACT; RIGHTS OF THE GROUP CONTRACTHOLDER

The Contractholder is the owner and is identified on the Contract Data Page. The Contractholder has certain rights and privileges as set forth in this Group Contract.

2.02 NO TRANSFER OR ASSIGNMENT OF CERTIFICATE

The interests of the Contractholder in the Group Contract nor the interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or in any way alienated.

SECTION 3: GLWB ELECTION

3.01 GLWB ELECTION

An individual eligible to become a GLWB Elector makes a GLWB election by investing in a Covered Fund through a Great-West approved method and pursuant to the terms of the Covered Fund prospectus. Such individual may elect the GLWB on any Business Day as long as he or she is younger than age 85 on the Certificate Election Date. Great-West will record a Certificate Election Date for each GLWB Elector.

3.02 GLWB INVESTMENT RESTRICTIONS

The GLWB applies only to the Covered Fund Value subject to Section 7.

3.03 GLWB TERMINATION DUE TO THE BENEFIT BASE REDUCING TO ZERO

The GLWB is cancelled when the GLWB Elector causes the Covered Fund Value or Benefit Base to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate. The GLWB Elector shall not make a subsequent Transfer or a Certificate Contribution into the same Covered Fund until at least ninety (90) calendar days after termination of the GLWB, at which point a new Election Date would be recorded. In this situation, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established.

SECTION 4: THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

4.01 INITIAL BENEFIT BASE

The Initial Benefit Base is the sum of all Certificate Contributions initially allocated to the Covered Fund(s) on the Certificate Election Date. However, when there is a front-end sales load or other sales charge associated with the Covered Fund, the Initial Benefit Base is the gross sum of all Certificate Contributions initially allocated to the Covered Fund(s) prior to deducting the sales load or other sales charge associated with the Covered Fund on the Certificate Election Date.

4.02 RESTORATION OF THE BENEFIT BASE

If the Certificate Owner invests in Covered Fund(s) with proceeds rolled over or directly transferred from the Covered Fund(s) held in another Investment Portfolio to which a Great-West approved guaranteed lifetime withdrawal product was issued, the Certificate Owner’s Benefit Base immediately prior to distribution shall be restored within the Certificate only to the extent that the Certificate Owner: (a) invests the rollover or transfer proceeds covered by the Great-West guaranteed lifetime withdrawal benefit product immediately prior to distribution in the Covered Fund(s); (b) invests in a Covered Fund approved by Great-West as described in the prospectus, except if the Certificate Owner is in Settlement Phase; and (c) Requests restoration of the Benefit Base. The Certificate Owner must begin in the same phase that he or she was in at the time of the rollover or transfer after the transaction is complete.

4.03 ADDITIONAL CERTIFICATE CONTRIBUTIONS

Additional Certificate Contributions, of not less than [$500] per Certificate Contribution may be allocated to the Covered Fund(s) only during the Accumulation Phase. Additional Certificate Contributions made any time after the Certificate Election Date will increase the Benefit Base dollar-for-dollar. Great-West reserves the right to refuse additional Certificate Contributions for any reason. Great-West will provide the Certificate Owner with 30 days written notice of such refusal. If Great-West refuses additional Certificate Contributions, the GLWB Elector shall retain all other rights under the Certificate.

4.04 ANNUAL ADJUSTMENTS TO BENEFIT BASE

On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

(a)	the current Benefit Base; or

(b)	the current Covered Fund Value.

4.05 EFFECT OF DISTRIBUTIONS AND TRANSFERS DURING THE ACCUMULATION PHASE

Any Transfer out of a Covered Fund by the GLWB Elector during the Accumulation Phase will be an Excess Withdrawal. If the GLWB Elector Transfers any asset out of a Covered Fund, he or she shall be prohibited from making any Transfer into the same Covered Fund for at least ninety (90) calendar days. At the time of any Distribution, if the Covered Person is [59.5] years of age or older, the GLWB Elector may elect to begin receiving Installments and establish his or her GAW% at that time. If the GLWB Elector chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal. If the Covered Person is not yet [59.5] years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal. The Benefit Base will be adjusted by the ratio of the Covered Fund Value after the Excess Withdrawal to the previous Covered Fund Value.

The Certificate Owner is solely responsible for any adverse consequences that may result of any Distributions or withdrawals.

Numerical Example

Excess Withdrawals during the Accumulation Phase are illustrated as follows:

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

Covered Fund Value after adjustment = $50,000 - $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

4.06 DIVORCE DURING ACCUMULATION PHASE

If the Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree before the Initial Installment Date, the Certificate Owner(s) must immediately notify us and provide the information that we require.

If the former spouse of the Certificate Owner becomes the sole Owner of the Account by a settlement agreement or a court-issued divorce decree, the Certificate Owner may request that the Certificate be reissued with the former spouse as the sole Certificate Owner, Covered Person and GLWB Elector; otherwise the Certificate will be terminated. If the Certificate is so reissued, the current Benefit Base will be maintained.

If the Account is divided between the Certificate Owner and the Certificate Owner’s former spouse by a settlement agreement or a court-issued divorce decree, the Certificate Owner(s) may request that the Certificate be reissued as one new Certificate with one of the former spouses as sole Certificate Owner, Covered Person and GLWB Elector, or as two new Certificates, each with one of the former spouses as Certificate Owner, Covered Person and GLWB Elector; otherwise the Certificate will be terminated. If the Certificate is reissued as one new Certificate, the Benefit Base will be proportionate to the share of the Covered Fund Value allocated to the former spouse as of the date of reissuance. If the Certificate is reissued as two new Certificates, the Benefit Base will be divided in the same proportion as the respective Covered Fund Values as of the date of reissuance.

4.07 DEATH DURING ACCUMULATION PHASE

If a Certificate Owner dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Investment Portfolio (unless an election is made by a spouse Beneficiary as provided in this section). A Spouse Beneficiary who was legally married to the deceased Certificate Owner under applicable Federal law as of the date of death may elect to become the sole Certificate Owner and may maintain the deceased Certificate Owner/GLWB Elector’s current Benefit Base as of the date of death. A Spouse Beneficiary also has the option to establish a new Account with a new Benefit Base based on the current Covered Fund Value on the date the Account is established, in which case a new Certificate will be issued to the Spouse. In either situation, the Spouse Beneficiary shall become the sole Certificate Owner, Covered Person and GLWB Elector, and the Ratchet Date will be the date when his or her Account is established. The new Certificate Owner, Covered Person and GLWB Elector will be subject to all terms and conditions of the Certificate, Investment Portfolio and the Code, if applicable.

Any election made by a Spouse Beneficiary pursuant to this section is irrevocable.

SECTION 5: WITHDRAWAL PHASE

5.01 CALCULATION OF GUARANTEED ANNUAL WITHDRAWAL

The GAW is calculated by multiplying the Benefit Base by the GAW%, based on the 10 Year Treasury Yield (10YR) and the age of the Covered Person(s) on the Initial Installment Date. If a Request is made to begin Installments, Great-West shall compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date. If the Covered Fund Value exceeds the Benefit Base, the Covered Fund Value shall become the Benefit Base and the GAW shall be based on that amount. The Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 5.03.

The GLWB Elector must provide information sufficient for Great-West to determine the age of each Covered Person. Installments shall not begin and an Initial Installment Date shall not be recorded until Great-West receives appropriate information about the Covered Person(s) in good order and in manner reasonably satisfactory to Great-West.

Single Covered Person: Installments may not begin until a single Covered Person attains age [59.5].

Joint Covered Person: If there are two Covered Persons, Installments may not begin until both Covered Persons reach age [59.5]. If the GLWB Elector elects to declare his or her spouse as a Joint Covered Person, the election is irrevocable and the GAW% will be determined by the age of the younger life on the Initial Installment Date, and the spouse must be the GLWB Elector’s sole Beneficiary. If the GLWB Elector’s spouse is not the sole Beneficiary, the Certificate Owner is required to change the Beneficiary designation prior to the Initial Installment Date. Installments will not begin until such change is made.

Any Distribution taken before the youngest Covered Person attains age [59.5] shall be considered an Excess Withdrawal, pursuant to Section 4.05. No Certificate Contributions shall be made to the Covered Fund(s) on and after the Initial Installment Date.

The GAW% for a Single Covered Person is calculated by multiplying the 10YR by the Age Adjustment, subject to a minimum and maximum GAW%, based on the schedule below. The GAW% schedule is as follows:

Age Band	Age Adjustment	Minimum GAW%	Maximum GAW%
[59.5-64]	[0.7]	3.0%	5.6%
[65-69	[1.0]	4.0%	8.0%
[70-74]	[1.1]	4.5%	8.3%
[75+]	[1.2]	5.0%	8.5%

For Joint Covered Persons, the same calculation is used based on the age of the youngest Covered Person but an additional adjustment of [.90] is applied. This rate is the Joint Withdrawal Adjustment.

5.02 NUMERICAL EXAMPLES OF THE GUARANTEED ANNUAL WITHDRAWAL

Scenario #1:     72 Year Old Single Covered Person

                           10YR = 5.0%

Benefit Base = $80,000

10 YR (5.0%) x Age Adjustment [(1.10)] = 5.5%

GAW = $4,400 ($80,000 x 5.5%)

Scenario #2:     68 Year Old Joint Covered Person with a 63 Year Old Spouse

                           10YR Rate = 6.0%

Benefit Base = $80,000

10 YR (6.0%) x Age Adjustment [(.70)] x .90 = 3.78%

GAW = $3,024 ($80,000 x 3.78%)

Scenario #3:     60 Year Old Single Covered Person

                           10YR = 3.7%

Benefit Base = $80,000

10 YR (3.7%) x Age Adjustment [(.70)] = 2.59%*

GAW = $2400 ($80,000 x 3.0%)

* Since 2.59% is less than the minimum GAW% for a 60 year old (3.0%), the GLWB Elector would receive the minimum GAW% of 3.0%.

Scenario #4:     71 Year Old Joint Covered Person with a 65 Year Old Spouse

                           10YR = 3.0%

Benefit Base = $80,000

10 YR (3.0%) x Age Adjustment [(1.0)] = 3.0% x .90 = 2.7%**

GAW = $2,880 ($80,000 x 3.6%)

** Since 2.7% is less than the minimum GAW% for the 65 Year Old Youngest Covered Person (3.6%), the GLWB Elector would receive the minimum GAW% of 3.6%.

5.03 INSTALLMENT FREQUENCY OPTIONS

Installment Frequency Options are as follows:

(a) Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

(b) Semi-Annual – half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

(c) Quarterly – one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

(d) Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

If an Installment is scheduled to be made on a non-Business Day, the Installment shall be paid on the next Business Day.

5.04 EFFECT OF INSTALLMENTS ON COVERED FUND VALUE

Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.

5.05 ADJUSTMENT DURING THE WITHDRAWAL PHASE

On the Ratchet Date, Great-West will determine the Interest Rate Reset and the Ratchet pursuant to Section 5.06 below and determine if either of these calculations would result in a higher GAW, subject to the provisions set forth below. In the event that an Interest Rate Reset or Ratchet occurs, the GAW will automatically increase and the Benefit Base will be adjusted to equal the current Covered Fund Value. An Interest Rate Reset may result in either a higher or lower Benefit Base than the previous year.

5.06 CALCULATION OF ADJUSTMENT IN WITHDRAWAL PHASE

On the Ratchet Date, Great-West shall first determine if an Interest Rate Reset is applicable. If an Interest Rate Reset is applicable, the GAW will automatically increase to the higher GAW amount. Great-West will then determine if a Ratchet is applicable and results in a higher GAW. If neither calculation results in a higher GAW, then no adjustment to the GAW will be made.

(1)	Interest Rate Reset – Great-West will calculate the GAW by multiplying the Covered Fund Value by the Current 10YR, subject to the Initial Calculation, and determine if it is higher than the previous GAW. If so, the GAW will adjust to the higher amount.

(2)	Ratchet – Great-West will compare the Covered Fund Value to determine if it exceeds the Benefit Base.

Numerical Example #1: When Interest Rate Reset is More Beneficial than Ratchet:

On Initial Installment Date:	70 Year Old Single Covered Person
Covered Fund Value = $108,000
Benefit Base = $120,000
10 YR = 5%
GAW% = 5.5% (10 YR of 5% x Age Adjustment of [1.10])
GAW = $6,600 (GAW% of 5.5% x Benefit Base of $120,000)

On 5th Anniversary of
Initial Installment Date:	Customer is now a 75 Year Old Single Covered Person
Covered Fund Value – $90,000
Current 10 YR = 7%

Interest Rate Reset:	•	GAW% = 7.7% (10 YR of 7.7% x Age Adjustment of 70 Year Old of [1.10])

	•	Interest Rate Reset Calculation = $6,930 (GAW% of 7.7%x Covered Fund Value of $90,000)
	•	Since Interest Rate Reset calculation of $6,930 is higher than current GAW of $6,600 then the new GAW = $6,930

Ratchet:	•	Ratchet Calculation = $4,950 (GAW% of 5.5% x Covered Fund Value of $90,000)
	•	Since Ratchet Calculation is lower than the current GAW of $6,600 then no Ratchet

Result:	•	NEW GAW = $6,930
	•	NEW BENEFIT BASE = $90,000
	•	NEW GAW% = 7.7%

Numerical Example #2: When Ratchet is More Beneficial than Interest Rate Reset:

On Initial Installment Date:	70 Year Old Single Covered Person
Covered Fund Value = $108,000
Benefit Base = $120,000
10 YR = 5%
GAW% = 5.5% (10 YR of 5% x Age Adjustment of [1.10])
GAW = $6,600 (GAW% of 5.5% x Benefit Base of $120,000)

On 5th Anniversary of
Initial Installment Date:	Customer is now a 75 Year Old Single Covered Person
Covered Fund Value - $140,000
Current 10 YR = 4%

Interest Rate Reset:	• GAW% = 4.4% (10 YR of 4% x Age Adjustment of 70 Year Old of [1.10])
• Interest Rate Reset Calculation = $6,160 (GAW% of 4.4% x Covered Fund Value of $140,000)
• Since Interest Rate Reset calculation of $6,160 is lower than current GAW of $6,600 then the GAW = $6,600

Ratchet:	• Ratchet Calculation = $7,700 (GAW% of 5.5% x Covered Fund Value of $140,000)
• Since Ratchet Value Calculation of $7,700 is higher than the current GAW of $6,600 then the new GAW = $7,700

Result:	• NEW GAW = $7,700
• NEW BENEFIT BASE = $140,000
• GAW% = 5.5% (no change)

5.07 EFFECT OF EXCESS WITHDRAWALS DURING THE WITHDRAWAL PHASE

After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base will be reduced by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

If an Excess Withdrawal occurs, the GAW and current Benefit Base shall be adjusted on the next Ratchet Date.

Numerical Example:

Covered Fund Value before GAW = $55,000

Benefit Base = $100,000

GAW % = 5%

GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000

Excess Withdrawal = $10,000 – $5,000 = $5,000

Covered Fund Value after GAW = $55,000 – $5,000 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000

Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90

Adjusted Benefit Base = $100,000 x 0.90 = $90,000

Adjusted GAW Amount = $90,000 x 5% = $4,500

(Assuming no GAW increase on succeeding Ratchet Date)

5.08 CHANGE OF INSTALLMENT FREQUENCY DURING WITHDRAWAL PHASE

The GLWB Elector may Request to change the Installment Frequency Option starting on each Ratchet Date during the Withdrawal Phase.

At any time during the Withdrawal Phase, the GLWB Elector receiving Installments more frequently than annually may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year. It is the GLWB Elector’s responsibility to monitor the remaining Distributions from the Investment Portfolio and suspend the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date. If the GLWB Elector fails to suspend remaining Installments for the year, an Excess Withdrawal may occur. If the GLWB Elector does not elect to recommence Installments 30 calendar days prior to the Ratchet Date, no additional Installments shall be made until GLWB Elector notifies Great-West 30 calendar days prior to the next Ratchet Date. The GLWB Elector’s current Ratchet Date shall remain in effect while Installments are suspended.

The Certificate Owner is solely responsible for any adverse consequences that may result of any Distributions or withdrawals. The Certificate Owner should consult with a financial advisor prior to making any withdrawals.

5.09 DIVORCE DURING WITHDRAWAL PHASE

If the Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree after the Initial Installment Date but before the Settlement Phase, the Certificate Owner(s) must immediately notify us and provide the information that we require.

If the former spouse of the Certificate Owner becomes the sole Owner of the Account, the Certificate Owner(s) may request that the Certificate be reissued as a new Certificate with the former spouse as the sole Certificate Owner, Covered Person and GLWB Elector; otherwise the Certificate will be terminated and any remaining Covered Fund Value shall be distributed to the former spouse of the Certificate Owner in accordance with the terms of the Investment Portfolio. If the Certificate is reissued, the current Benefit Base will be maintained but a new GAW will be computed pursuant to Section 5.01 if and when the new Certificate Owner becomes eligible to elect, and elects, to receive the GAW. A new Ratchet Date will be established for the new Certificate Owner on the date the new Certificate is issued.

If the Account is divided between the Certificate Owner and the Certificate Owner’s former spouse, the Certificate Owner(s) may request that the Certificate be reissued as one new Certificate with one of the former spouses as Certificate Owner, Covered Person and GLWB Elector, or as two new Certificates, each with one of the former spouses as Certificate Owner, Covered Person and GLWB Elector; otherwise the Certificate will be terminated. If the Certificate is reissued as one new Certificate, the Benefit Base will be proportionate to the Certificate Owner’s share of the Covered Fund Value as of the date of reissuance. If the Certificate is reissued as two new Certificates, the Benefit Base will be divided in the same proportion as the respective Covered Fund Values as of the date of reissuance. The GAWs will be calculated based on the

Single Covered Person GAW% in Section 5.01 after the Accounts are split, and new Ratchet Dates will be established for each Certificate on the date the Accounts are split. In the alternative, the former spouse of the Certificate Owner may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.

5.10 PAYMENTS ON DEATH DURING WITHDRAWAL PHASE

If a Certificate Owner Dies After the Initial Installment Date as a Single Covered Person

If a Certificate Owner dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs before the Settlement Phase, the remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with the terms of the Investment Portfolio. If permitted by the Investment Portfolio and the Code, if applicable, the Beneficiary may elect to have a new Certificate issued with the Beneficiary as the sole Certificate Owner, Covered Person and GLWB Elector, in which event an initial Benefit Base shall be established and he or she will be subject to all terms and conditions of the Certificate, the Investment Portfolio and the Code, if applicable. Any election made by the Beneficiary is irrevocable.

If a GLWB Elector Dies After the Initial Installment Date while Second Covered Person is Living

Upon the death of a Certificate Owner after the Initial Installment Date, and while a second Covered Person who was legally married to the deceased Certificate Owner under applicable Federal law on the date of death is still living, the surviving Covered Person may elect to become the sole Certificate Owner, Covered Person and GLWB Elector (if permitted by the terms of the Investment Portfolio and the Code, if applicable), and he or she will acquire all rights under the Certificate and continue to receive GAWs based on the original Certificate Owner/GLWB Elector’s election. Installments may continue to be paid to the surviving Covered Person based on the GAW% for Joint Covered Persons in Section 5.01. Installments will continue to be paid to the surviving Covered Person until his or her death and, upon death, the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value if such death occurs before the Settlement Phase. Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution. In either situation the Ratchet Date will be the date when the Account is established.

To the extent to that the surviving Covered Person becomes the sole Owner, Covered Person and GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the Investment Portfolio and the Code, if applicable.

Any election made by the Beneficiary pursuant to this section is irrevocable.

SECTION 6: SETTLEMENT PHASE

6.01 GROUP CONTRACT RIGHTS AND BENEFITS

During the Settlement Phase, rights to receive Installments will continue but all other rights and benefits under the Group Contract will terminate.

6.02 FEES

The Guarantee Benefit Fee described in Section 8 will not be deducted during the Settlement Phase.

6.03 INSTALLMENTS

If the Covered Fund Value is less than the amount of the final Installment in the Withdrawal Phase, Great-West will pay the remaining balance of the Installment within [7] days from the Installment Date.

Installments will continue in the same frequency as previously elected, and cannot be changed during the Settlement Phase.

6.04 DIVORCE DURING THE SETTLEMENT PHASE

If a Request is made in connection with a divorce, Great-West will divide the Installment pursuant to the terms of any settlement or divorce decree, but Installments will not continue beyond the date on which they would terminate had the divorce not occurred.

6.05 DEATH DURING THE SETTLEMENT PHASE

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 7: BENEFIT BASE CAP

The Benefit Base may not exceed [$5 million]. Any value over [$5 million] will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee described in Section 8. A GLWB Elector may Transfer or Distribute any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below [$5 million] based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Certificate.

SECTION 8: GUARANTEE BENEFIT FEE

The amount of the annual Guarantee Benefit Fee is set forth on the Certificate Data page. The Guarantee Benefit Fee will be deducted from the GLWB Elector’s Covered Fund Value. [One-fourth] of the Guarantee Benefit Fee is deducted on a [quarterly] basis in arrears. The Guarantee Benefit Fee will be calculated based on the GLWB Elector’s Benefit Base as of the date of the deduction. Because the Guarantee Benefit Fee is based on the Benefit Base, the Benefit Base may increase or decrease if a Ratchet or Interest Rate Reset occurs.

Great-West reserves the right to change the frequency of the deduction, but will notify the GLWB Elector and the Group Contractholder in writing at least thirty (30) calendar days prior to the change.

Great-West shall inform the Certificate Owner of the current percentage amount of the Guarantee Benefit Fee. The Guarantee Benefit Fee will be divided by [four] on the date Great-West charges the fee. The Guarantee Benefit Fee is withdrawn from the Covered Fund, and Great-West is authorized to cause the Financial Services Provider to remit the Guarantee Benefit Fee when due, if applicable.

The first Guarantee Benefit Fee calculated will be pro-rated based on the portion of the quarter of the Certificate Election Date. Great-West reserves the right to change the Guarantee Benefit Fee at any time and for any reason upon thirty (30) days written notice to the GLWB Elector and Certificate Owner. Any change to the fee will affect all assets in the Covered Fund(s).

Upon and termination of the Certificate, a final pro-rated Guarantee Benefit Fee will be deducted based on the portion of the last quarter that the GLWB Certificate was in effect.

If Great-West does not receive the Guarantee Benefit Fee for the GLWB attributed to the GLWB Elector, the GLWB attributed to such GLWB Elector will terminate after [45] days from the date such Guarantee Benefit Fee is due.

The Guarantee Benefit Fee is not deducted during the GLWB Elector’s Settlement Phase.

SECTION 9: FEES ASSOCIATED WITH INVESTMENT PORTFOLIO

The Certificate Owner may make a withdrawal of up to 1.50% of the Covered Fund Value to pay for asset management or advisory service fees associated with the Investment Portfolio without the withdrawal being considered an Excess Withdrawal. If these fees exceed 1.5% of the Covered Fund Value, and the entire amount of the fees are withdrawn from the Covered Fund Value, the amount withdrawn above the 1.5% limit will be considered an Excess Withdrawal and will reduce the Benefit Base, pursuant to Section 4.05 and Section 5.07

SECTION 10: GROUP CONTRACT TERMINATION

Unless otherwise provided in this Group Contract, either Great-West or the Group Contractholder may terminate the Group Contract with advance written notice to the other party. The Group Contract termination date shall be the [seventy-fifth (75th)] day after the date written notice is received in the Administrative Offices in good order. If the [seventy-fifth (75th)] day is not a Business Day, the Group Contract termination date shall be the Business Day immediately following the [seventy-fifth (75th)] day. Prior to the Group Contract termination date, Great-West and Group Contractholder may agree to an alternate Group Contract termination date.

In addition, a GLWB Elector’s rights under the Group Contract and the Certificate terminate if the Investment Portfolio is terminated.

If the Group Contractholder Terminates the Contract

If the Group Contractholder terminates the Group Contract, all benefits, rights, and privileges provided by the Group Contract, including without limitation, the GLWB shall terminate. GLWB Electors who are not eligible to receive Distributions under the Investment Portfolio or are eligible to receive their Distributions but do not take a Distribution prior to the Group Contract termination date shall have the Benefit Base and Covered Fund Value reduced to zero and any and all other benefits provided under the Group Contract shall terminate on the Group Contract termination date.

If Great-West Terminates the Contract

If Great-West terminates the Group Contract or discontinues the availability of the Covered Fund(s), such termination or discontinuation will not adversely affect the Certificate Owner’s rights under the Group Contract, except that additional Certificate Contributions may not be invested in the Covered Fund(s) other than reinvested dividends and capital gains.

Other Termination

This Contract and the GLWB shall automatically terminate if: (i) a Financial Services Provider discontinues the use of a Great-West approved Covered Fund and the provisions of Section 4.02 are not applicable (ii) Great-West is unable to collect the Guarantee Benefit Fee; or (iii) Great-West cannot effectively administer the GLWB. Should the Contract terminate under this subsection, the Group Contractholder, rather than Great-West, shall be treated as having terminated the Contract.

SECTION 11: CERTIFICATE TERMINATION

The Certificate will terminate upon the earlier of:

(a)	the date of death of the Certificate Owner if there is no surviving Covered Person; or

(b)	the date there is no longer a Covered Person under the Certificate;

(c)	the date the Certificate is canceled as set forth in Section 3.03;

(d)	the date the Group Contract terminates subject to Section 10; or

(e)	when the Guarantee Benefit Fee is not received by the Company, subject to the provisions of Section 8.

SECTION 12: GENERAL PROVISIONS

12.01 GROUP CONTRACT

Great-West has issued this Group Contract to the Group Contractholder setting forth in substance the benefits, rights, and privileges to which the Group Contractholder is entitled under the Group Contract. Great-West has issued this Group Contract to the Group Contractholder in consideration of the application.

12.02 CERTIFICATE

Great-West shall issue a Certificate to each Certificate Owner setting forth in substance the benefits, rights, and privileges to which such person is entitled under this Group Contract.

12.03 ENTIRE CONTRACT

This Group Contract, including the Group Contractholder’s application, agreement and acknowledgement, amendments, endorsements, specification page, if any, and/or other riders, if any, constitutes the entire contract between the Group Contractholder and Great-West. After issue, amendments or changes in writing and agreed to by the Company are a part of this Group Contract.

All statements in the Group Contractholder’s application, in the absence of fraud, have been accepted as representations and not warranties. Only the President, Vice-President, or Secretary of Great-West can agree on behalf of Great-West to modify any provisions of this Group Contract.

12.04 GROUP CONTRACT MODIFICATION

Great-West may modify the Group Contract from time to time to conform it to changes in tax or other law, ncluding applicable regulations and rulings, without consent of the Group Contractholder any other person. Great-West will provide notice and a copy of any such modification to the Group Contractholder as soon as reasonably practicable.

The Group Contractholder and Great-West may, by written agreement, make other modifications to the Group Contract, subject to the approval of the appropriate state department of insurance, if applicable. No such modification will, without the written consent of the Group Contractholder, affect the terms, provisions, or conditions of the Certificate, which are or may be applicable to Certificate Contributions made prior to the date of such modification.

12.05 MODIFICATION OF COVERED FUNDS

Great-West and/or the Financial Services Provider may, without the consent of the Group Contractholder, Certificate Owner or any other person, offer new Covered Fund(s) or cease offering Covered Fund(s). Great-West will notify the Group Contractholder whenever the Covered Fund(s) are changed. Great-West shall complete the allocations between the Covered Fund(s) as disclosed in the notice as of the effective date of the change. Such allocation will remain in effect until the date Great-West receives a Request for a different allocation.

12.06 NON-PARTICIPATING

The Group Contract is Non-Participating. The Group Contractholder is not eligible to share in Great-West’s divisible surplus.

12.07 CURRENCY AND CERTIFICATE CONTRIBUTIONS

All amounts to be paid to or by Great-West must be in currency of the United States of America. All Certificate Contributions must be made payable to Great-West or to a designee acceptable to Great-West.

12.08 NOTICES OR OTHER COMMUNICATIONS

Any notice or demand by Great-West to or upon the Group Contractholder, any GLWB Elector, Covered Person(s) or any other person, if applicable, may be given by mailing it to that person’s last known address as stated in Great-West’s file through the United States Postal Service or last known email address or facsimile number on file.

An application, report, Request, election, direction, notice or demand by the Group Contractholder, any GLWB Elector, or other Covered Person(s), if applicable, will be made in a form satisfactory to Great-West. When Great-West requires it, the Group Contractholder will obtain the signature of the Covered Person(s) on forms provided by Great-West. Great-West must first approve any written materials developed by any other person describing the Group Contract or the Certificate.

12.09 DISCLAIMER

Nothing contained in this Group Contract shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by the Investment Option, the Group Contractholder, any GLWB Elector, Covered Person(s) or any other person, if applicable, arising out of a determination of liability. Great-West shall not be held liable for the negligence, willful misconduct, or failure to perform of any third party.

12.10 REPRESENTATIONS

Great-West shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Group Contractholder or its agent, GLWB Electors, Covered Persons, Beneficiaries or their respective agents, and such acts shall be conclusive and binding as to all GLWB Electors and other persons or corporations claiming an interest hereunder.

12.11 NON-WAIVER

Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under the Group Contract or the Certificate. Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of the Group Contract or the Certificate.

12.12 APPLICABLE TAX

An Applicable Tax may be assessed on the Covered Fund Value or any Distribution, based on applicable state law during the term of the Group Contract or the Certificate.

12.13 INFORMATION

The Group Contractholder shall furnish all information that Great-West may reasonably require for the administration of the Group Contract or the Certificate. Great-West shall not be responsible for any obligation under the Group Contract or the Certificate until it receives all requested information in a form acceptable to Great-West.

SECTION 13: ANNUITY PAYMENT OPTIONS

13.01 EFFECT OF ANNUITIZATION

If the GLWB Elector elects to annuitize, prior to the Initial Installment Date, the GLWB will terminate for those Covered Fund assets and all previously incurred fees will not be refunded.

13.02 ANNUITY PAYMENT OPTIONS

The amount to be applied to an annuity payment option is: (i) the portion of the Account value elected by GLWB Elector, less (ii) Applicable Tax, if any, less (iii) any fees and charges described in the Certificate.

The minimum amount that may be applied under the elected annuity option is $[5,000]. If any payments to be made under the elected annuity payment option will be less than $[50], Great-West may make the payments in the most frequent interval that produces a payment of at least $[50].

Great-West will issue a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under the Group Contract, to each Annuitant describing the benefits payable under the elected annuity payment option.

13.03 ELECTION OF ANNUITY OPTIONS

An Annuitant is required to elect an annuity payment option. The Annuitant must Request an annuity payment option or change an annuity payment option no later than 30 days prior to the Annuity Commencement Date elected by the GLWB Elector.

The annuity payment options are:

Income for Single Life Only

Income for Single Life with Guaranteed Period

Income for Joint Life Only

Income for Joint Life with Guaranteed Period

Income for a Specific Period

Any other form of annuity payment permitted under the law, if acceptable to Great-West.

The annuity option that will always be available is the Income for Single Life Only Annuity. If this annuity option is elected, Great-West will make payments to the Annuitant at a frequency specified in the annuity certificate or other statement for the duration of the Annuitant’s lifetime. Payments will cease pursuant to the terms of the certificate or other statement.

Annuity purchase rates will be the same rates that are available for a Single Premium Immediate Annuity currently offered by Great-West at the time of annuitization.

SECTION 14: MISSTATEMENT OF AGE OR DEATH

Great-West may require adequate proof of the age and death of the Annuitant, GLWB Elector or Covered Person(s) before processing a Request for GAWs and annuity payments. If the age of the Annuitant, GLWB Elector or Covered Person(s) has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.

If Installments or annuity payments made were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest. If payments were too small, Great-West may add the difference to the next payment with interest. Any interest payable will be made at the rate required by law.

Great-West Life & Annuity Insurance Company
A Stock Company
8515 East Orchard Road Greenwood Village, CO 80111

AGREEMENT AND ACKNOWLEDGEMENT

By signing this Agreement and Acknowledgement, Great-West Life & Annuity Insurance Company and the Master Contractholder, Orchard Trust Company FBO of IRA holders, understand, accept, and otherwise agree to the provisions of the attached Group Master Fixed Annuity Contract.

For Great-West Life & Annuity Insurance Company	For Orchard Trust Company

Title	Title

Date	Date